UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SERVICE AIR GROUP INC.
(Exact name of small business as specified in its charter)

NEW JERSEY	6159	22-3719171
(State or other jurisdiction of incorporation or organization)	Primary Standard Industrial Classification Code Number	(IRS Employer Identification No.)

7164-120th Street, Surrey, BC, V3W 3M8
(Address of principal executive offices)

7164-120th Street, Surrey, BC, V3W 3M8
(Address of principal place of business or intended principal place of business)

Business Filings Incorporated 820 Bear Tavern Road West Trenton, New Jersey, USA 08628	With copies to: Isaac B. Morley 1173 Wimbledon Ridge Lane SLC, UT 84084 Tel: 801-568-3511/Fax: 801-907-7137
(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public:	As soon a practical following the effectiveness of this registration statement

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _____________________________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. ☐ _____________________________________________________

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _____________________________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF THE REGISTRATION FEE

Title of each class of securities to be registered	Amount of securities to be registered	Proposed maximum Offering price per unit[1]	Proposed maximum aggregate offering price[2]	Amount of registration fee
Common stock, $0.0001 par value	5,750,000	$1.00	$5,750,000.00	$615.25
1

The selling shareholders who are affiliates of the Company have determined that they will sell their shares at a fixed price of $1.00 per share until the securities are quoted on the OTC Bulletin Board (or other market or quotation system) and thereafter at prevailing market prices or negotiated prices. Other selling shareholders may sell their shares at different prices.

2

Provided solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act, and before deducting approximately $50,000 of offering costs: legal, printing, etc.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART I - INFORMATION REQUIRED TO BE IN PROSPECTUS

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the U. S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer of sale is not permitted.

SUBJECT TO COMPLETION, DATED January 10, 2007

PROSPECTUS

SERVICE AIR GROUP, INC.

5,750,000 SHARES OF COMMON STOCK

5,000,000 Common Shares to be registered & offered by the Company

750,000 Common Shares to be registered & offered by certain Selling Shareholders

Offering price $1.00 per share

This prospectus relates to shares of common stock of SERVICE AIR GROUP, INC. (“SERVICE” or “SERVICE AIR”), a New Jersey corporation, that may be sold from time to time by the Company and for the account of the selling security holders named in this prospectus. SERVICE AIR will not receive any proceeds from sales of the common stock by the selling security holders.

We have been in the development stage since our inception and have produced limited revenues from operations. We are not yet and may never become profitable. There is currently no trading market for our common stock. We intend to apply for listing on the OTC Bulletin Board following the effectiveness of our registration statement, but there is no guarantee we will be listed, or that a trading market will develop.

Investing in shares of our common stock involves significant risks. YOU SHOULD READ THE DISCUSSION UNDER “RISK FACTORS” BEGINNING ON PAGE 7 OF THIS PROSPECTUS.

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is January 10, 2007

CONTENTS

Prospectus Summary	5
Risk Factors	7
Use of Proceeds	9
Determination of Offering Price	10
Dilution	10
Selling Security Holders	10
Plan of Distribution	11
Legal Proceedings	12
Directors, Executive Officers, Promoters and Control Persons	12
Security Ownership of Certain Beneficial Owners and Management	13
Description of Securities	13
Interests of Named Experts and Counsel	14
Disclosure of Commission Position on Indemnification	15
Organization Within Last Five Years	15
Description of Business	15
Management Discussion and Analysis	19
Description of Property	20
Certain Relationships and Related Transactions	20
Market for Common Equity and Related Stockholder Matters	20
Executive Compensation	21
Financial Statements	21
Changes in and Disagreements With Accountants on Accounting and Financial Disclosure	21
Available Information	22
Forward-Looking Statements	22

You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

No action is being taken in any jurisdiction outside the United States to permit the offer and sale of our common stock or possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe the restrictions of that jurisdiction related to this offering and the distribution of this prospectus.

PROSPECTUS SUMMARY

The following discussion highlights information about our company and the offering. It is only a summary and does not contain all of the information that you should consider before investing in our common stock. You should read this entire prospectus carefully, including the “Risk Factors” section, prior to investing in our common stock.

In this prospectus, unless otherwise indicated, “Company,” “we,” “our,” and “us” refer to Service Air Group, Inc., a New Jersey corporation, which is the registrant herein. “You” refers to the reader of this memorandum. “Sellers,” “Selling Security Holders,” or “Selling Shareholders” refer to certain shareholders of our Company who are registering certain of their shares hereunder. This summary highlights the information contained elsewhere in this memorandum. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire memorandum and the documents to which we refer you. You should read the following memorandum together with the more detailed information and financial statements and the notes to those statements appearing elsewhere in this memorandum.

Service Air

History. Service Air Group, Inc. (New Jersey) - the Issuer/Registrant

Segway V Corp., was incorporated March 31, 2000, under the laws of the State of New Jersey to engage in any lawful corporate undertaking, including, but not limited to, selected mergers and acquisitions. We changed Company’s name to its present designation in 2003 for a possible merger with a Commercial airline based in Canada, however, due to structural complications and/or market conditions, We decided to unwind all agreements with the airline. In 2006, we decided to become an operational establishment, adopted Lease & Finance industry, underwrote our own comprehensive business plan and recruited our own management. We have been in the developmental stage since inception until April 16, 2006, when we successfully raised equity capital and closed our first loan transaction. We are in the process of establishing long-term, automatically renewable sales contracts (lease/loan agreements) with our potential clients, according to Company’s business plan, our projected gross revenue is US$22.8 Million with 23.58% NOI after taxes in the first year and over US$127 Million revenue in the fifth year with over 30% NOI after taxes, subject to our financing requirements to implement our business plan, in the amount of USD$15 Million, initially to serve our prospective and existing clients with whom we have or may executed long term lease/loan agreements.

Company’s executive offices are located at Vancouver International Airport, 7164-120th Street, Surrey, BC, V3W 3M8; our telephone number is 604-722-2147. Our Web site address is www.pacificleasegroup.com Information contained on our Web site does not constitute a part of this memorandum.

The Offering

Common Stock Offered	5,750,000 common shares: • 5,000,000 offered by the Company • 750,000 common shares offered by selling security holders

Common Stock Currently Issued and Outstanding	9,607,400 common shares

Issued and Outstanding Following the Offering	14,607,400 shares, of which only 750,000 of the shares being offered by Selling Shareholders are already issued and outstanding.

Use of Proceeds

The proceeds from the sale of shares by the Company will be used for the origination of corporate loan portfolio and working capital. We will not receive any proceeds from sales by the selling shareholders.

Plan of Distribution

The Company will offer and sell shares through the officers/directors; selling security holders may sell through brokers or in negotiated private transactions. We will not pay any brokerage or underwriting fees of commissions on sales by the selling security holders.

Risk Factors

Investing in our stock involves a high degree of risk, including the risk of total loss of your investment. You should carefully consider each of the risk factors in the following section before purchasing our shares.

Our Officers’ and Directors’ Holdings	Our officers and directors currently hold common stock totaling 5,000,000 shares or about 52% of the total outstanding.

Trading Market

There is currently no active trading market for our shares. We intend to apply to have our shares quoted on the Over-the-Counter Bulletin Board market of the National Association of Securities Dealers.

RISK FACTORS

An investment in our common stock is highly speculative and subject to a high degree of risk. You may lose money by investing in our common stock; only persons who can bear the risk of the loss of their entire investment should invest. You should carefully consider the following factors, as well as your own financial circumstances and risk tolerance, in deciding whether to invest in our stock.

LEASE AGREEMENTS

Equipment lease agreements carry high risk of payment default during the lease term, capital committed to purchase the equipments may turn into idle assets, recovery, repossession or liquidation of the subject equipments may bring financial burden to the Company.

LOAN AGREEMENTS

Loan agreements carry high risk of payment default during the loan term, capital committed in loan portfolio may turn into idle assets, recovery, repossession or liquidation of the security/collateral may affect financial performance to the Company.

LIMITED OPERATING HISTORY

We have a limited history of operations and profitability. There are no past performance reports available to analyze our financial track record.

MARKET FLUCTUATION

No guarantee can be given as to the success of the financial industry as sudden market fluctuation may change its financial position dramatically.

EQUIPMENT AVAILABILITY

Some equipment has a very limited quantity in the world and their availability depends on timing and our financial capability to secure them for the respective clients.

FUTURE DEBT CAPITALIZATION

From time to time, we may need to borrow funds from various financial resources, an increase in the liabilities may bring us under extreme financial pressure, demanding for stronger overall financial performance which may not be achieved..

HUMAN RESOURCES DEPENDABILITY

We heavily depend on our present and future management team and may lose and/or not find suitable replacements or additional staffing for its needs for future expansion.

FUTURE CHANGES IN INSURANCE LAWS AND REGULATIONS

At present, our proposed services are not regulated as insurance products, and our marketing representatives are not required to be licensed as insurance brokers. However, there is no assurance that the state legislature or Congress will not in the future seek to bring our services and sales activities under the jurisdiction of insurance regulators. Should that occur, we may face material costs of compliance with the new laws and regulations, and if we cannot comply we may not be permitted to sell our products in certain jurisdictions.

GROWTH DEPENDABILITY

Even though our sales growth forecast is based on a conservative but an in-depth research of the lease and finance industry, market conditions may change without notice and we may suffer financially with such unpredictable situations.

SUPPLIERS DEPENDABILITY

Just like any other business, SAG’s financial and overall performance also depends on its suppliers of equipment, warranty and discontinuation issues may create losses for the Company.

KEY MANAGEMENT DEPENDABILITY

We depend on our key management team to make sound, viable and innovative decisions at the right time, our overall performance may be impacted in case, any member of our key management team resigns, dies, become physically or mentally disabled for any unforeseen reason, which may cause delays or even cease our operations, unless their substitute or replacement has been recruited.

BEST EFFORTS RELIABILITY

SAG management has committed to perform its services under its business plan based on the best efforts only and cannot guarantee its success.

INFORMATION ACCURACY

SAG is providing any/all the information; related and supportive documentation based on the best of its knowledge but cannot guarantee its accuracy and/or reliability, readers are encouraged to conduct their own due diligence and investigate SAG prior to any commitment.

EXISTING CONTRACT DEPENDABILITY

Initially, SAG is depending on only 5 existing clients, even though, other domestic and international clients have shown great interest in our proposed services. There are no guarantees as to services, which would be acquired, as no service agreements have been executed with any other clients.

FUTURE COMPETITION

Leasing companies have a problem or two on their hands. In about the last three years, commercial banks have entered the arena and are wrestling away market share from the leasing sector. There is doubtless, nothing illegal about that, but leasing companies complain that banks are not bringing in fresh new business but because of the financial muscle that they enjoy, banks are ‘poaching’ from that share of the ‘critical mass’ which leasing companies had laboriously built up over the last 14 years. There is a risk that banks, insurance companies or other financial institutions may take over leasing industry gradually, leaving us with little or no business.

INDUSTRY RISKS

Dealing with a negative industry perception - Bad press over the past several years has created a negative perception of leasing among some clients. While independents appear to be the most affected, banks and captives must also work to help reverse public perception. Increasing the overall size of the leasing market - Growth in investment in business equipment has not exceeded ten percent in the past five years. Over the same period, many lessors announced double-digit growth goals. Industry leaders share strategies for growing the total market versus battling competitors for share.

REGULATION DEPENDABILITY

Presently, lease and finance companies are not regulated under financial institutions act; Government regulations may change in the future, making us a regulated business, restricting our vision, operations, privacy, independence and freedom, ultimately affecting our planning and scope of growth.

FUTURE LIABILITIES

Presently, we have no long-term liabilities, claims, court orders or legal actions against us; however, it may change in the future, we may become subject to certain financial, legal or other unknown liabilities in the future.

ASSET DEPRECIATION

Equipments purchased for lease or assets are subject to an annual depreciation reducing NET tangible and/or hypothecation value of the assets. Reduced asset value would increase value of our liabilities, risking reduction in our per share value.

SALES AND MARKETING

We depend on our clients, vendors, manufacturers, equipment end-users and corporate borrowers, who would apply for credit based on our sales and marketing material used to approach them. Any miscalculated Lease/Loan Program, incomplete due diligence, credit investigation or poor-profiling while creating new accounts may result financial loss to us, as sub-standard accounts can not be sold in the secondary markets and Company may end-up with bad accounts.

FINANCIAL LEVERAGE

There is a significant increased financial risk added by an inappropriate capital structure. Less net income due to the interest expense of additional debt. Too much debt can increase the risk of the firm; may not be able to pay its creditors (credit risk). A credit rating downgrade may increase the cost of capital for us.

TERRORISM

No one in the financial industry can deny the fact that after 9/11 attacks, the financial industry has been subject to a worldwide security issue. Since then, insurance premium rates have been increased effecting internal corporate budget. Shortly after September 11, 2001, President Bush issued Executive Order 13224 (the “Order”) to combat terrorism. The title of the Order, “Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism” aptly describes the protective measures contemplated by the Order. Among other things, the Order applies to all real estate transactions, including commercial leases. All owners, tenants, guarantors and other parties to lease transactions, as well as their respective agents and affiliates, are obliged to comply with this Order. Given the critically important national interest at stake, as well as the stern penalties that can be encountered for noncompliance, it is essential for all parties involved in real estate transactions to be aware of the Order’s requirements and to include compliance measures in all dealings.

Risks Related to this Offering

We are effectively controlled by our principal shareholders and management, which may limit your ability to influence shareholder matters or to receive a premium for your shares through a change in control. Our executive officers, directors and principal shareholders and their affiliates will own about 9,607,400 shares, or about 66%, of the outstanding shares of Common stock upon completion of this offering. As a result, they will effectively control us and direct our affairs, and have significant influence in the election of directors and approval of significant corporate transactions. The interests of these shareholders may conflict with those of other shareholders. This concentration of ownership may also delay, defer or prevent a change in control of our company and some transactions may be more difficult or impossible without the support of these shareholders.

We will need to raise additional financing in the near future to fund our operations, which may not be available to us on favorable terms or at all.

We may need to raise significant additional capital in the near future to fund or expand our operations. We expect that we will need additional funding at some point after approximately 3 months, and potentially sooner, depending on the risks and uncertainties associated with our business and inherent in our rapidly growing and evolving industry. In addition, we may desire to raise additional financing at times when we believe terms are favorable and it is advantageous to our growth strategy.

We will require additional financing to:

•	Acquire/Lease equipments;
•	Further expand services that we plan to offer to clients;
•	Fund additional overseas branches/subsidiaries;
•	Hire additional personnel;
•	Respond to competitive pressures; and
•	Working capital

If we raise additional funds through the issuance of equity or convertible debt securities, it will reduce the percentage ownership of our stockholders. We cannot assure you that additional financing will be available on terms favorable to us, or at all. The terms of securities we issue in the future could also impose restrictions on our operations. If adequate funds are not available or are not available on acceptable terms, our ability to fund our operations, take advantage of unanticipated opportunities, enhance our services or otherwise respond to competitive pressures would be significantly limited.

We have arbitrarily determined the price of the shares.

There is no present market for the shares. The Company, as well as the selling shareholders, has arbitrarily set the price of the shares with reference to the general status of the securities market and other relevant factors. The offering price for the shares should not be considered an indication of the actual value of the shares and is not based on our net worth or prior earnings. We cannot assure you that the shares could be resold by you at the offering price or at any other price.

There is no public market for our securities.

There is currently no public market for any of our securities. We cannot assure you that any such public market will ever develop. Moreover, even if a public market does develop, any sale of our Common Stock may be made only pursuant to an effective registration statement under federal and applicable state securities laws or exemptions from such laws.

We do not intend to pay dividends.

We currently intend to retain any future earnings to fund growth and, therefore, do not expect to pay any dividends in the foreseeable future.

USE OF PROCEEDS

We will not receive any proceeds from sales by Selling Shareholders. However, of the 5,000,000 common shares to be registered and sold by the Company, the use of net proceeds, after deducting an estimated $50,000 as costs for the offering, is as follows:

•	Loans to Client(s):	$4,000,000
•	Working Capital (1-Year)	$950,000
	Total:	$4,950,000

NOTE: Our management reserves the right to vary the amount and priority of the use of proceeds, depending on amounts of capital raised, prevailing economic conditions, etc.

DETERMINATION OF OFFERING PRICE

Based on our business plan, financial projections, internal evaluations and analysis, the Company and selling shareholders arbitrarily determined the selling price. Once the shares become eligible for quotation on OTC-BB, we, and the selling shareholders, may sell shares at prevailing market prices or at negotiated prices.

DILUTION

5,000,000 new shares that are the subject of this prospectus are being registered and offered by the Company. An additional 750,000 common shares are being registered and offered by the selling security holders. There are presently 9,607,400 common shares issued and outstanding. If all 5,000,000 new shares are sold pursuant to this offering, there will then be 14,607,400 common shares outstanding. The purchasers of the 5,000,000 new shares offered by the company will have paid $5,000,000, in the aggregate, for those shares. Purchasers of the shares registered hereunder (whether newly issued by the Company, or by the selling shareholders) will suffer immediate dilution of approximately 66%. The existing shareholders will not experience a dilution factor as a result from sales of these newly issued and registered shares; but they will experience an increase in per share value from about $0.01 per share before the offering, to $0.33 per share after the offering.

SELLING SECURITY HOLDERS

We are paying the costs of registering the securities offered by the selling shareholders pursuant to this prospectus, including legal fees, SEC filing fees, and related expenses. We are not paying any costs of selling the shares that may be incurred by the selling shareholders, whether in the form of commissions, underwriting fees, or other transaction cost. The term “selling shareholders” or “selling security holders” includes the shareholders listed below and their respective transferees, assignees, pledgees, donees or other successors who may acquire a beneficial interest in the shares.

Except as indicated in the table, none of the selling shareholders is an executive officer, director, or beneficial owner of more than 10% of our common stock, or otherwise affiliated with us. Transactions in our stock by our affiliates are subject to the provisions of Section 16 of the Securities Act, which provides in part (with certain exceptions) that any profit realized by the purchase and sale, or the sale and purchase, of our stock within any period of less than six months must be forfeited to us (the “short-swing profit rule”). While Section 16 does not limit the ability of the persons to execute buy and sell transactions within a six month period, to the extent (if any) that the rule would apply to sales under this prospectus, those officers, directors and 10% shareholders may decline to sell any portion of the shares offered if such a sale would be disadvantageous under the short-swing profit rule.

The table below shows information regarding the selling shareholders, including:

1.	the number of shares owned by each selling shareholder prior to the offering;

2.	the total number of shares that are being offered by each selling shareholder;

3.	the total number of shares that will be owned by each selling security holder on completion of the offering; and

4.	the percentage of our outstanding common stock that will be owned by each selling shareholder upon completion of the offering if all of the offered shares are sold.

The entries under the columns “Shares Owned After Offering” and “% Owned After Offering” presume that each selling shareholder sells all of the shares offered. However, no selling shareholder is obligated to sell any minimum number of shares on this Offering.

Name of Selling Shareholder	Shares Owned Before Offering	Shares Offered by this Prospectus	Shares Owned After Offering	% Owned After Offering
Mohammad Sultan	5,000,000	250,000	4,750,000	32.51%
Service Merchants Corp.	250,000	250,000	0	00.00%
Jag Dhillon	4,125,000	250,000	3,875,000	26.52%

PLAN OF DISTRIBUTION

Shares registered by Company. The 5,000,000 common shares being registered by the Company and offered by this prospectus will be offered through our officers and directors. No commissions or other consideration will be paid to such persons for placing said shares. If we decide to use the services of a NASD registered Broker-Dealer, we may be required to pay a negotiated commission for the placement of shares. Paying such commissions by an issuer of securities is normal practice for the securities brokerage industry. We will negotiate the best possible commission rate under prevailing conditions, if it becomes necessary to engage a broker’s services. In that event, we will amend our prospectus accordingly.

Shares registered by Selling Shareholders. The 750,000 shares being registered and offered by the selling shareholders are shares that have already been issued to the selling shareholders, or that the selling shareholders have acquired in private transactions. Selling shareholders may sell their shares of common stock either directly or through a broker-dealer in one or more of the following kinds of transactions: (a) transactions in the over-the-counter market; (b) transactions on a national or regional exchange that lists our common stock; or (c) transactions negotiated privately between the selling shareholders and the purchasers.

Our shares are not currently listed on any exchange or quotation system. We intend to apply to the NASD to have our shares quoted on the Over-the-counter Bulletin Board (“OTC-BB”). Such an event will depend upon the effectiveness of the registration statement we are filing with the U.S. Securities and Exchange Commission and of which this prospectus is a part. Listing on an exchange or the OTC-BB does not ensure that an active market for the shares will develop.

We have agreed to pay the legal, accounting, and miscellaneous costs of registering the common stock offered by the selling security holders, which we estimate to be about $50,000. We will not, however, pay any brokerage commissions or underwriting discounts that the selling shareholders may incur in selling their shares. We know of no existing arrangements or agreements between any selling shareholder and any broker or underwriter, however the shareholders may, at their discretion, enter any such agreement either individually or as a group.

The selling shareholders must comply with regulations relating to distributions of securities by selling shareholders, including Regulation M under the Securities Exchange Act of 1934, which prohibits selling stockholders from purchasing or offering to purchase shares during or in close proximity to the period during which they are selling the same class of shares.

Some states may dictate that requirements relating to registration, exemption, or notification be met before the Company or selling stockholders may sell their shares. In addition, some states may require that the shares be sold only through registered broker-dealers.

LEGAL PROCEEDINGS

We know of no current or threatened legal proceedings involving us.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The current directors, executive officers, promoters and control personnel (Key Management) of the Company hold over 57 years of combined experience, their details are as follows:

President & CEO - Mr. Mohammad Sultan:

Mr. Sultan holds over 18 years of diverse experience in the corporate infrastructure, business development and public companies. Mr. Sultan has established multiple enterprises in his career and been a self-employed, successful businessman since 1988. Served as a prime correspondent to Boeing Corporation, Bristol Associates, GECAS, Export-Import Bank of the United States , CIBC, TD Bank, EDC, and BDC for a Canadian Commercial Airline. Mr. Sultan is also involved as a principal Real Estate Developer with projects valued over $6 Million.

VP & Underwriter - Mahmood Mawji:

Mr. Mawji served at major automobile dealers as Manager of Banking for over 21 years and holds Bachelor of Commerce from UBC. He provides financial expertise as an advisor with experience in banking, finance and insurance.

Chief Financial Officer - Mr. Karl Dhillon:

Mr. Dhillon holds over 18 years of accounting and finance experience working in service, manufacturing, and financial industries. This includes working at both the field and head office level. Karl has held previous positions as Corporate Controller, Financial Analyst and Treasury Analyst.

Note: The full board acts as both the audit committee and the compensation committee. Each member of the Audit Committee would be a member of the board of directors, in good standing, and shall be independent in order to serve on this committee. Members to review the Committee’s charter annually, reassess the adequacy of this charter, and recommend any proposed changes to the board of directors. Consider changes that are necessary as a result of new laws or regulations. Our Audit Committee shall meet at least four times per year, and each time the company proposes to issue a press release with its quarterly or annual earnings information. These meetings may be combined with regularly scheduled meetings, or more frequently as circumstances may require. The Audit Committee may ask the management or others to attend the meetings and provide pertinent information as necessary. Conduct executive sessions with the outside auditors, CEO (chief executive officer), CFO (chief financial officer), chief audit executive (CAE), general counsel, outside counsel, director of financial reporting, controller, and anyone else as desired by the committee. The Audit Committee shall be authorized to hire outside counsel or other consultants as necessary. Review and concur in the appointment, replacement, reassignment, or dismissal of the CAE. Appoint the independent auditors to be engaged by the company, establish the audit fees of the independent auditors, pre-approve any non-audit services provided by the independent auditors, including tax services, before the services are rendered. Review and evaluate the performance of the independent auditors and review with the full board of directors any proposed discharge of the independent auditors. We intend to seek at least one independent director to serve on the audit committee who qualifies as a “financial expert” pursuant to Section 407 of the Sarbanes-Oxley Act of 2002, and the implementing SEC rules, but has not as yet done so. The key management is in agreement with us to participate in our operations under Consulting Agreements filed with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of date of this prospectus, the beneficial ownership of our common stock (before taking into effect the proposed sale of shares by such shareholders): (i) by each stockholder known by the Company to beneficially own more than 5% of the common stock (ii) by each director of the Company; (iii) by the Company’s chief executive officer; and (iv) by all executive officers and directors of the Company as a group. Except as otherwise indicated below, each named beneficial owner has sole voting and investment power with respect to the shares of common stock listed.

	Title of Class	Persons or Group	Shares Owned	Percent of Class
(i)	Common	Jag Dhillon	4,125,000	42.93
(ii), (iii)	Common	Mohammad Sultan	5,000,000	52.04
(iv)	Common	Officers and Directors as a Group	9,125,000	94.97

We know of no existing arrangements which could, at a subsequent date, result in a change of control of the Company.

DESCRIPTION OF SECURITIES

The shares being offered are our $.0001 par value common stock. Currently, our authorized capital consists of 100,000,000 shares of common stock; we have 20,000,000 preferred stock authorized. As of the date of this prospectus, there were 9,607,400 shares of our common stock outstanding; no preferred stock is issued or outstanding.

Beneficial owners of our common stock are entitled to certain rights and privileges under New Jersey law, our Articles of Incorporation and our Bylaws, as follows:

1. To cast one vote per share on all matters to be voted upon by the stockholders;

2. Subject to preferences that may be applicable to any outstanding preferred stock, to share ratably in dividends, if any, when and if declared from time to time by the Board of Directors out of legally available funds; and

3. In the event of the liquidation, dissolution or winding up of Service Air, to receive a proportionate share of all assets remaining after payment of liabilities, except that distribution rights of preferred stock then outstanding, if any, will be paid first.

The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Anti-takeover Effects of Provisions of Our By-Laws.

Service Air By-laws. Our By-Laws provide that stockholders may call a special meeting of stockholders only upon a request of stockholders owning at least 25% of our voting capital stock. Further provisions require a vote of 70% of the shares eligible to vote in order to remove a director from office. These provisions of the By-Laws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and discourage certain types of transactions that may involve an actual or threatened change of control. Such provisions could have the effect of discouraging others from making tender offers for the common stock and, as a consequence, may also inhibit fluctuations in the market price of the common stock that could result from actual or rumored takeover attempts.

New Jersey General Corporation Law (“NGCL”). The terms of the NGCL apply to the Company since it is a New Jersey corporation. Under certain circumstances, the following selected provisions of the NGCL may delay or make more difficult acquisitions or changes of control of the Company. The Articles and By-laws do not exclude the Company from such provisions of the NGCL. Such provisions also may have the effect of preventing changes in the management of the Company. It is possible that such provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests:

•	Limitations on voting rights of a person who acquires a controlling interest in a New Jersey corporation.
•

Limitations on certain business combinations with interested stockholders, unless the combination is approved by a majority of the corporation’s directors prior to the interested stockholder acquiring his or her shares.

•

Enabling a corporation’s board of directors to create and issue rights or options to purchase any class of the company’s equity stock. Such an issuance may be used to prevent or discourage a change of control of the Company.

•

Permitting a company’s board of directors to determine whether a change in control or proposed business combination is in the best interests of the corporation, and to take action to continue the corporation’s independence if it so chooses.

INTERESTS OF NAMED EXPERTS AND COUNSEL

We retained Staley, Okada & Partners to audit our financial statements for the year-end 2003, 2004 and 2005, their firm or employees do not possess any material interest in the company.

Isaac B. Morley, Esq., has provided us with an opinion of counsel regarding the legality of the shares to be sold using this prospectus. Isaac B. Morley, Esq., holds no material interest in our Company.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Our directors and officers are indemnified as permitted by the NGCL and provided in our Articles of Incorporation and By-Laws. We have been advised that in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against Securities Act liabilities is asserted by one of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

ORGANIZATION WITHIN LAST FIVE YEARS

 See “Description of Business” below.

DESCRIPTION OF BUSINESS

ITEM 1. BUSINESS

INTRODUCTION

Service Air Group Inc. (“SAG”) is an innovative lease and finance company, serving primarily small-medium size businesses. Depending on the needs of our clients, we acquire or lease capital equipments (assets) to lease or sub-lease to our clients “The end-users” on market rates PLUS a premium for high-risk/low profile, qualified companies. SAG plans to utilize a unique financial system, first constantly raise equity/debt capital to finance its lease and finance operations, second funding of its client companies in the form of secured line of credit or on-demand credit facilities and third sell seasoned leases/loans portfolio in the secondary markets. SAG to originate, underwrite and close loan(s)/lease(s) agreements, this strategy will ultimately create a portfolio of diversified leases/loans, convertible into insurable, liquidable, financial instruments or cash equivalent, marketable assets. Portfolio of cash-flow based financial instruments is sold in the secondary markets for cash as income streams, offering instant availability of more capital to the Company. Our initial financial target is to raise $5 Million through the sale of our equity stock, secure 1-year of working capital and close $4 Million in corporate loans to our prospective clients such as Zorox Construction Ltd. (BC, Canada), Meridian Medical (OTCBB:MRDAF), TLC Dermal Laser Clinic (BC, Canada), Joban Laser (BC, Canada), Service Air Group Inc. (BC, Canada). Our typical loan size would be small-size ticket $25,000-$100,000, under 10-year term, simple interest at the rate of 12% Per Annum, payable monthly, balloon repayment. Within 6-12 months of the closing, when Company has received 6%-12% interest, loan can be sold in the secondary markets for not less than 110% of the Principal amount of the loan. If account is sold, average gross profit per loan account shall be approximately 16%-22% annually. Our second financial goal is to raise $10 Million in equity/debt financing to purchase/lease large, commercial aircraft to lease/sub-lease to our one existing client in British Columbia, Canada “Service Air Group Inc.” or a prospective airline client under a medium-size ticket transaction. Up to 33% premium shall be charged in addition to the standard market lease rate at the time of closing, this strategy shall bring up to 33% gross margin to the Company on a monthly basis. Presently, large, commercial, wide-body used aircraft such as Boeing 747-400 are leased for $600,000, if sub-leased for $900,000, can generate gross revenue of up to $300,000 Per Month, per aircraft. Under a typical aircraft 10-year lease agreement, we would create accounts payable in the gross amount of $72 Million Per Aircraft, over the period of 10-years, and accounts receivable in the gross amount of $108 Million per aircraft, over the period of 10-years, resulting $36 Million in gross profit, Per Aircraft to the Company. We may sell our accounts receivable (under lease agreement) within 6-12 months of closing for up to $90 Million, resulting gross profit in the amount of $18 Million per aircraft.

PURPOSE OF SERVICE

Our Purpose of Service is to take advantage of the underserved markets in the lease and finance industry. Our corporate culture will promote values of quality, reliability, trustworthiness and innovation.

SERVICE STRATEGY

For over 40 years, American business has increased the use of leasing, recognizing that the value of equipment comes from its use, not its ownership. Equipment leasing continues to mean investment in productive assets, economic growth and productivity, and the high quality jobs associated with technological and productive equipment, which makes up the bulk of leased assets. More companies, particularly small companies, acquire new productive equipment through leases than through loans. Of the $850 billion spent by business on productive assets in 2006, $229 billion, or 27 percent, is estimated to have been acquired by American businesses through leasing. Eighty percent of U.S. companies lease all or some of their equipment. They lease on an ongoing basis -- adding, upgrading, using the flexibility provided by leasing to have the most effective operation possible. Companies that lease tend to be smaller, growth-oriented, focused on productivity, and more technology oriented. These are companies long on ideas, short on capital, and in need of flexibility as they grow and change. Companies that lease tend to create more jobs and be the most entrepreneurial and competitive.

GLOBAL SOURCING AND SELLING

As the world’s economy becomes more fully integrated, and as barriers and borders to trade continue to decrease, companies are sourcing and selling globally. They obtain components from Southeast Asia, assemble them in Latin America and sell them in the United States. This, in turn, has opened multiple legs of demand for equipment leasing and secured financing. With potential customers in 210 countries, we expect SAG to become a major facilitator in this supply chain because of its global reach, express services and information capabilities.

RAPID GROWTH OF HIGH-TECH AND HIGH-VALUE-ADDED BUSINESSES

SAG believes that the high-tech and high-value-added goods sector will continue to experience strong growth as a percentage of total economic activity. Information technology alone now contributes more than one-third of real economic growth in the United States. In 1997, the high-tech electronics industry was both the largest U.S. exporter and the largest U.S. importer. U.S. exports of high-tech goods has risen 96% since 1990. The high-value-added sector, however, is broader, including pharmaceuticals, automotive, electronics, aviation and other goods with high value per pound.

ACCELERATION OF THE SUPPLY CHAIN

The third major trend affecting the “Network Economy” is the increase of fast-cycle logistics. Companies of varying sizes, particularly in industries experiencing rapid obsolescence, are increasing productivity, efficiency and profitability through sharply increased supply chain velocity. A supply chain is the series of transportation and information exchanges required to convert raw materials into finished, delivered goods. Managing inventory at rest is unprofitable. Warehouses, for example, are expensive ways to ensure the availability of goods. SAG believes in substituting real-time information to manage inventory in motion, thereby enabling customers to reduce overhead and obsolescence while speeding time-to-market. We believe that the future of logistics will not be in brick-and-mortar warehouses, but in providing information-intensive services that increase the value, visibility and velocity of the goods in customers’ supply chains.

RAPID GROWTH OF BUSINESS-TO-BUSINESS E-COMMERCE

While there has been significant press recently about the expected growth of consumer purchases over the Internet, the business-to-business e-commerce marketplace is substantially larger than the business-to-consumer e-commerce marketplace. Business-to-business e-commerce is estimated to be over $100 billion in sales in 1999 and to exceed the trillion sales marks by 2003. While the “Network Economy” is global, high-tech, fast-cycle and networked through e-commerce, our management believes that the our global portfolio of services, technology and information is well configured to the dynamics of this new economy, our actual results may vary depending upon such important factors as the impact of competitive pricing changes, customer responses to yield management initiatives, changing customer demand patterns, the timing and extent of network refinement, actions by our competitors, including capacity, economic fluctuations, regulatory matters, equipment supplies, environmental and employee considerations.

COMPETITION

The several thousand organizations that provide leases to American business are industrial finance companies, banks, and independent companies. They are large and small. They tend to specialize in certain equipment or industries. They offer a wide range of equipment and related services from simply providing the capital through a lease to equipment maintenance, operating, managing, and remarketing. In 2006, equipment leasing is forecasted to be a $225 billion industry, up from $218 billion in 2004. Equipment leasing in the U.S. is part of a rapidly growing worldwide industry. Over one-half of the world’s leasing is now being done by companies in Europe and Japan. Leasing is also increasing opportunities for exports of equipment and financial services.

LEASE/FINANCE BUSINESS ANALYSIS

Across the U.S., growing companies achieve their business goals, improve cash balance and decrease maintenance costs through equipment leasing. Farmers can optimize their harvesting and planting by upgrading tractors and reapers. Innovative software startups can afford the sophisticated development equipment crucial to their success. Restaurateurs lease everything from furniture to bar equipment to ice machines to grills and energy efficient food warmers. A survey of 2005 SBA Small Business Person of the Year award winners found that seventy percent lease at least some of their equipment. Why? Leasing enables companies to control their monthly costs through a set lease payment - a prime benefit to small businesses trying to weather changes in interest rates, inflation and business volume. Other considerations that lead small businesses to lease equipment include interest rates, disproportionate growth in technology requirements, cash flow and dollar value inflation rates.

 SEASONALITY OF BUSINESS

Our business as a financial services provider is not seasonal in nature. However, our clients may be running seasonal businesses, which may cause our financial operations to fluctuate.

EMPLOYEES

Currently we have no full time employees. We have 2 consultants serving as our management team. However, we do have resources to pre-screened, qualified prospective employees, who can perform managerial, operational and administrative positions, of which approximately 80% are in British Columbia, Canada. Mr. Mohammad Sultan is the President and CEO of the company. Employees of SAG at its international branches and subsidiaries, in the aggregate will represent approximately 20% of all employees. Service Air believes its relationship with its employees would to be excellent.

DESCRIPTION OF PROPERTY

Service Air headquarters are located on the south side of Vancouver International Airport (YVR), in approximately 4,000 square feet of leased space. The lease is competitive for similar facilities in the area. Our office facility contains 2- floors, main floor has lobby, IT & operation room, training room; the top floor is dedicated to administrative activities. We may rent or lease a new office if more suitable place is available to us or as it becomes necessary.

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our audited financial statements for the fiscal year ended December 31, 2005 and the reviewed financial statements for the period ended September 30, 2006

Results Of Operations For Fiscal Year Ended December 31, 2005 and For the Period Ended September 30, 2006

Plan of Operation

The registrant plans to operate in the lease and finance industry as a Commercial Lessor/Lender. A comprehensive business plan has been written and would be implemented by the management upon availability of the required funds.

Results of Operations

We did not have any operating income from inception (March 31, 2000) through December 31, 2005. For the fiscal year ended December 31, 2005, we had a loss from operations of $13,898, as compare to $7,556 for the fiscal year ended December 31, 2004, an accumulated deficit of $25,854, as compare to $11,956 for the for the fiscal year ended December 31, 2004, and a working capital deficiency of $25,888, as compare to $11,006 for the for the fiscal year ended December 31, 2004,. Some general and administrative expenses during the quarter were accrued. Expenses for the year were comprised of costs mainly associated with legal, accounting and transportation. As at Sep 30, 2006, the Company has a loss from operations of $32,514, an accumulated deficit of $58,368 and a working capital deficiency of $6,960. The increase in expenses is due to the Company nearing its operations.

Liquidity and Capital Resources

At December 31, 2005, we had no capital resources and will rely upon the issuance of common stock and additional capital contributions from shareholders to fund administrative expenses pending income from our operations. At September 30, 2006, we held $223,196 in assets, comprising Interest Receivable, Property & Equipment and investments. The Company will rely upon the issuance of common stock and additional capital contributions from shareholders to fund expenses pending income from its operations. We are in the development stage and have incurred losses since inception and have limited operating history. We are assuming that we will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business for the foreseeable future. We intend to fund operations through equity financing agreements, which may be insufficient to fund our capital expenditures, working capital and other cash requirements for the next twelve months. Thereafter, we will be required to seek additional funds, either through debt and/or equity financing, to finance our long-term operations. The successful outcome of future activities cannot be determined at this time, and there has been no assurance that, if achieved, we will have sufficient funds to execute our intended business plan or generate positive operating results. These factors, among others, raise substantial doubt about our ability to continue as a going concern.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

1.	Equity Stock for Services

On November 29, 2006, Company entered into 2 Consulting Agreements, filed with the SEC under an 8-K form on December 04, 2006, to issue 16,000 restricted shares of our common stock per month to our Vice-President and Chief Financial Officer, with first installment to be issued on January 01, 2007.

2.	Equity Stock for Cash:

Since January 01, 2006 to the date of this prospectus, we had issued a total of 4,357,400 new shares of our restricted stock and accepted private placement subscription agreements in an aggregated amount of USD$232,812.50, of which USD$227,400 was loaned to our client company “Service Air Group Inc. BC, Canada” , The terms and conditions on this loan are interest at the rate of 6% annually, payable quarterly ( interest only ) and full principal repayment in 10 years. Loan agreement was filed along with our 10-qsb report for the period ended September 30, 2006.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our authorized capital consists of 100,000,000 shares of $0.0001 par value common stock, and 20,000,000 preferred stock. As of the date of this prospectus we had 9,607,400 shares of common stock issued and outstanding, of which about 52%, was held by our officers, directors, employees, or affiliates.

There is currently no trading market for our shares, so purchasers of our common stock may find it difficult or impossible to dispose of them. We intend to apply to the National Association of Securities Dealers (“NASD”) to have our shares quoted on the Over-the-Counter Bulletin Board (“OTC-BB”) electronic quotation system, but we cannot assure you when, if ever, an active trading market in our shares will develop.

Upon the effectiveness of the registration statement of which this prospectus is a part, all 5,750,000 shares of our common stock being registered hereunder will become eligible for resale. We believe that approximately 500,000 shares of our common stock may already be eligible for resale under Rule 144(k) of the Securities Act of 1933. Should a trading market in our stock develop, and should a significant number of these eligible shares be offered for sale, our stock price would likely fall.

Holders of Common Stock

As of the date of this prospectus there were 77 holders, beneficially or of record, of our common stock:

Name of Shareholder	Address of Shareholder	Number of Shares Held
Mohammad Sultan	13093-88Th Ave. Surrey, BC, V3W 3K4	5,000,000
Service Merchants Corp.	9175 Mainwaring Rd. Sidney, B.C. V8L 1J9	250,000
Jag Dhillon	1415-54Th Street, Delta, BC, Canada V4M 3H6	4,125,000
74 - Minority Shareholders	All Residents of British Columbia, Canada	232,400

Transfer Agent

The Transfer Agent and Registrar for our common stock is Fidelity Transfer Company, 1800 South West Temple, Suite 301, Salt Lake City, UT 84115.

Preferred Stock

As of the date of this memorandum, there are no shares of Preferred Stock outstanding. Under New Jersey law and our Certificate of Incorporation, no action by our stockholders is necessary, and only action of our Board of Directors is required to authorize the issuance of any Preferred Stock. The Board of Directors is authorized to establish one or more classes or series of shares, to designate each class or series and to fix the terms of each class or series, including terms with respect to redemption, sinking fund, dividend, liquidation, preemptive, conversion and voting rights and preferences. Accordingly, the Board of Directors, without stockholder approval, may issue Preferred Stock having rights, preferences, privileges or restrictions, including voting rights, which may be greater than the rights of holders of Common Stock.

Dividend Policy

Holders of our common stock are entitled to receive such dividends as our board of directors may declare from time to time from any surplus that we may have. However, we have not paid any cash dividends since our inception, and it is unlikely that we will pay cash dividends on the common stock in the foreseeable future.

EXECUTIVE COMPENSATION

We did not pay salaries or other compensation to directors or officers in either of our two most recent fiscal years. Our board of directors expects to adopt during fiscal 2007 a modest non-cash compensation plan for executive officers in lieu of salaries or other cash compensation.

No funds were set aside or accrued by the Company during fiscal year 2005 or 2004 to provide pension, retirement or similar benefits for directors or executive officers.

FINANCIAL STATEMENTS

Our financial statements as of December 31, 2005 and September 30, 2006 are attached as part of this prospectus.

SERVICE AIR GROUP, INC.

(A Development Stage Company)

FINANCIAL STATEMENTS

DECEMBER 31, 2005, 2004 AND 2003

Report of Independent Registered Public Accounting Firm

To the Shareholders of Service Air Group Inc.:

We have audited the accompanying balance sheets of Service Air Group Inc. (the “Company”) as at December 31, 2005 2004 and 2003 and the related statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the Canadian generally accepted auditing standards and with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as at December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2005, in accordance with United States generally accepted accounting principles.

“Staley, Okada & Partners”

Vancouver, BC	STALEY, OKADA & PARTNERS
April 6, 2006	CHARTERED ACCOUNTANTS

Comments By Auditors For U.S. Readers On Canada - U.S. Reporting Difference

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when financial statements are affected by future events, the outcome of which is indeterminable. As discussed in Note 1, the Company’s continued existence as a going concern is dependent upon the future economic success of its development activities, the Company’s ability to continue to secure adequate financing and the Company achieving a positive cash flow and profitable operations. Our report to the shareholders dated April 6, 2006, is expressed in accordance with Canadian reporting standards, which do not require a reference to such going concern considerations in the auditors’ report when the situation is adequately disclosed in the financial statements.

“Staley, Okada & Partners”

Vancouver, BC	STALEY, OKADA & PARTNERS

April 6, 2006	CHARTERED ACCOUNTANTS

Service Air Group, Inc. (Development Stage Company)	Statement 1
Balance Sheet
As at December 31,
US Funds

ASSETS	2005	2004	2003
Current
Property and equipment (Note 4)	$984	$-	$-
	$984	$-	$-

LIABILITIES
Long-Term
Accounts payable	$-	-	$3,450
Due to SAG Canada (Note 6)	10,638	-	-
Due to Shareholder (Note 6)	15,250	11,006	-
	25,888	11,006	3,450

Stockholders’ Deficit (Note 4)
Common stock, $0.0001 par value, 100,000,000 shares
Preferred stock, $0.0001 par value, 20,000,000 shares
Issued and outstanding
5,250,000 shares of common stock	525	525	525
Additional paid in capital	425	425	425
Deficit	(25,854)	(11,956)	(4,400)
	(24,904)	(11,006)	(3,450)
	$984	$-	$-

ON BEHALF OF THE BOARD:

/s/ Jag Dhillon	, Director

/s/ Mohammad Sultan	, Director

- See Accompanying Notes -

Service Air Group, Inc. (Development Stage Company)	Statement 2
Statement of Operations
For the Years Ended December 31,
US Funds

	2005	2004	2003	Inception to 2005
Expenditures
Automotive	$4,818	$-	$-	$4,818
Amortization	174	-	-	174
Filing and listing fees	4,663	-	-	4,663
Legal and professional	4,243	7,556	1,525	16,200
Loss from operations	13,898	7,556	1,525	25,854
Net Loss for the year	$(13,898)	$(7,556)	$(1,525)	$(25,854)

Statement of Deficit
For the Years Ended December 31,
US Funds

	2005	2004	2003	Inception to 2005
Deficit – Beginning of Year	$(11,956)	$(4,400)	$(2,875)	$-
Net loss	(13,898)	(7,556)	(1,525)	25,854
Deficit – End of Year	$(25,854)	$(11,956)	$(4,400)	$25,854

- See Accompanying Notes -

Service Air Group, Inc. (Development Stage Company)	Statement 3
Statement of Stockholders’ Deficiency
US Funds

Common Stock Shares Amounts	Common Stock Shares Amount		Additional Paid-in Capital	Accumulated Deficit	Total
Inception, March 30, 2000	-	$-	$-	$-	$-
Stock issued for cash at $0.0001 per share	5,000,000	500	-	-	500
Stock issued for cash at $0.001 per share	250,000	25	225	-	250
Development stage net loss	-	-	-	(837)	(837)
Balance December 31, 2000	5,250,000	$525	$225	$(837)	$(87)

Capital contributed by shareholders	-	$-	$124	$-	$124
Development stage net loss	-	-	-	(926)	(926)
Balance December 31, 2001	5,250,000	$525	$349	$(1,763)	$(889)

Capital contributed by shareholders	-	$-	$76	$-	$76
Development stage net loss	-	-	-	(1,112)	(1,112)
Balance December 31, 2002	5,250,000	$525	$425	$(2,875)	$(1,925)

Development stage net loss	-	-	-	(1,525)	(1,525)
Balance December 31, 2003	5,250,000	$525	$425	$(4,400)	$(3,450)

Development stage net loss	-	-	-	(7,556)	(7,556)
Balance December 31, 2004	5,250,000	$525	$425	$(11,956)	$(11,006)

Development stage net loss	-	-	-	(13,898)	(13,898)
Balance December 31, 2005	5,250,000	$525	$425	$(25,854)	$(24,904)

- See Accompanying Notes -

Service Air Group, Inc. (Development Stage Company)	Statement 4
Statement of Cash Flows
For the Years Ended December 31,
US Funds

	2005	2004	2003	Inception to 2005
Cash flows from operating activities
Net loss for the year	$(13,897)	$(7,556)	$(1,525)	$(25,854)
Changes in working capital	-	-	1,525	3,451
	(13,897)	(7,556)	-	(22,403)

Cash flows from financing activities
Proceeds from sale of Common stock	$-	$-	$-	$750
Shareholder capital contribution	-	-	-	200
Advances from related party	14,881	7,556	-	22,437

Cash flows from investing activities
Purchase of equipment	(984)	-	-	(984)
Increase (Decrease) in Cash	-	-	-	-
Cash position – Beginning of year	-	-	-	-
Cash position – End of Year	$-	$-	$-	$-

- See Accompanying Notes -

Service Air Group, Inc. (Development Stage Company)
Notes to Financial Statements
December 31, 2005, 2004 and 2003
US Funds

1.	Organization and Going Concern

Service Air Group, Inc. (“the Company”) was incorporated on March 31, 2000 in the State of New Jersey. The Company was incorporated under the name of Segway V Corp and on January 27, 2004 the Company changed its name to Service Air Group, Inc. The Company’s fiscal year end is December 31 with its initial period being from March 31, 2000 to December 31, 2000.

The Company is considered to be in the initial development stage and has incurred losses since inception. To date the Company has had no business operations and was organized for the purpose of creating a corporate vehicle to locate and acquire an operating business.

These financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business for the foreseeable future. As at December 31, 2005, the Company has a loss from operations of $13,897, an accumulated deficit of $25,854 and a working capital deficiency of $25,888. The Company intends to fund operations through equity financing agreements, which may be insufficient to fund its capital expenditures, working capital and other cash requirements for the next twelve months.

Thereafter, the Company will be required to seek additional funds, either through debt and/or equity financing, to finance its long-term operations. The successful outcome of future activities cannot be determined at this time, and there has been no assurance that, if achieved, the Company will have sufficient funds to execute its intended business plan or generate positive operating results.

These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2.	Significant Accounting Policies

a)	Basis of Presentation

These financial statements are presented in United States dollars and have been prepared in accordance with United States generally accepted accounting principles.

b)	Foreign Currency Translation

The Company’s functional and reporting currency is the U.S. dollar. All transactions initiated in other currencies are re-measured into the functional currency as follows:

i)	Monetary assets and liabilities at the rate of exchange in effect at the balance sheet date,
ii)	Non-monetary assets and liabilities, and equity at historical rates, and
iii)	Revenue and expense items at the average rate of exchange prevailing during the period.

Gains and losses on re-measurement are included in determining net income for the period

Service Air Group, Inc. (Development Stage Company)
Notes to Financial Statements
December 31, 2005, 2004 and 2003
US Funds

2.	Significant Accounting Policies - Continued

c)	Use of Estimates and Assumptions

Preparation of the Company’s financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

d)	Cash and Cash Equivalent

The Company considers all liquid investments, with an original maturity of 90 days or less when purchased, to be cash equivalents.

e)	Property and equipment

Property and equipment are stated at cost. Depreciation is computed using the declining balance method over the estimated useful lives of the assets. Expenditures for repairs and maintenance are charged to expense as incurred, as are any items purchased which are below the Company’s capitalization threshold of $1,000.

For assets sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any related gain or loss is reflected in income for the period.

f)	Obligations under Capital Lease

Leases are classified as either capital or operating. Leases that transfer substantially all of the benefits and risks of ownership of property to the Company are accounted for as capital leases. At the time a capital lease is entered into, an asset is recorded along with its related long-term financing obligation, net of interest. Interest on capital lease financing is expensed as financing payments are made. Payments made under operating leases are expensed as incurred.

g)	Environmental

The Company conducts its operations in a manner to protect public health and the environment and believes its operations are materially in compliance with all applicable laws and regulations.

h)	Capital Stock

Capital stock issued for non-monetary consideration is recorded at an amount based on fair market value as determined by the board of directors.

Service Air Group, Inc. (Development Stage Company)
Notes to Financial Statements
December 31, 2005, 2004 and 2003
US Funds

2.	Significant Accounting Policies - Continued

i)	Stock Based Compensation

Effective from fiscal 2004, the Company adopted Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standard (SFAS) No. 123R, “Share Based Payment”. SFAS 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost is recognized over the period during which an employee is required to provide service in exchange for the award – the requisite service period (usually the vesting period). SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost is measured based on the fair value of the equity or liability instruments issued. The adoption of this accounting policy did not have any effect on prior periods.

j)	Loss per Share

Basic loss per share is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding during the year. The computation of diluted earnings per share assumes the conversion, exercise or contingent issuance of securities only when such conversion, exercise or issuance would have a dilutive effect on earnings per share.

k)	Income Taxes

Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for significant deferred tax assets when it is more likely than not that such assets will not be recovered.

3.	Financial Instruments

The carrying values of the Company’s financial instruments consisting of accounts payable, and amounts due to related parties, materially approximate their respective fair values at each balance sheet date due to the immediate or short-term maturity of these instruments

Service Air Group, Inc. (Development Stage Company)
Notes to Financial Statements
December 31, 2005, 2004 and 2003
US Funds

4.	Equipment

	Cost	Accumulated Amortization	2005 Net Book Value	2004 Net Book Value
Computer Equipment	$1,158	$174	$984	$-
	$1,158	$174	$984	$-

5.	Capital Stock

a)	The Company’s capitalization is 100,000,000 shares of common stock with a par value of $0.0001 per share and 20,000,000 shares of preferred stock with a par value of $0.0001 per share.

b)	The Company has 5,250,000 common shares issued and outstanding.

c)	The Company has not granted any stock options and has not recorded any stock-based compensation.

6.	Related Party Transactions

As of December 31, 2005, the Company had owing to a director and officer payables in the amount of $23,024 (2004 - $9,831, 2003 - $nil). The director and officer have agreed to defer payment indefinitely and there are no interest terms.

The above transactions, occurring in the normal course of operations, are measured at the exchange amount, which is the amount or consideration established and agreed to by the related parties.

7.	Income Taxes

The Company has accumulated net operating losses for U.S. federal income tax purposes of approximately $25,000, which may be carried forward and used to reduce taxable income of future years. These losses expire between 2020 and 2025.

	2005	2004	2003
Loss before income taxes for accounting and tax purposes	$(13,897)	$(7,556)	$(1,525)
Tax rate	35%	35%	35%
Expected tax recovery for the year	(4,864)	(2,645)	(534)
Valuation allowance	4,864	2,645	534
Tax recovery for the year	$-	$-	$-

Service Air Group, Inc. (Development Stage Company)
Notes to Financial Statements
December 31, 2005, 2004 and 2003
US Funds

8.	Subsequent Events

On April 1, 2006, Service Air Group, Inc. Canada (“SAGCA”), a Canadian corporation, completed with the Company the reverse acquisition under a Stock Exchange Agreement (“RTO”) dated April 1, 2006 with a closing date set on or before April 15, 2006.

Pursuant to the agreement, the Company issued to SAGCA 4,125,000 shares in its common stock for 4,125,000 Class B non-voting common stock of SAGCA. Further to the agreement, the Company will receive 90% of the net income after tax from SAGCA as a dividend and agrees to provide US$4,975,000 in working capital and either lease or purchase an Aircraft at a minimum of US$10,000,000.

Immediately before the date of the RTO, the Company had 100,000,000 common stock and 20,000,000 preferred stock authorized, with 5,250,000 shares of common stock issued and outstanding, while no preferred stock was issued and outstanding. Pursuant to the RTO, an additional 4,125,000 shares of the Company’s common stock were issued to SAGCA and 4,125,000 newly issued shares of class B non-voting common stock of SAGCA were issued to the Company. Immediately after the RTO, the management of SAGCA took control of the board and officer positions of the Company, constituting a change of control. Because the former owners of SAGCA gained control of the Company, the transaction would normally have been considered a purchase by the Company. However, since the Company was not a business, the transaction was not considered to be a business combination. Instead, the transaction was accounted for as a recapitalization of SAGCA and the issuance of stock by the Company for the assets and liabilities of the Company. The value of the net assets of the Company acquired by SAGCA was the same as their historical book value, being $525.

SERVICE AIR GROUP, INC.

(A Development Stage Company)

INTERIM FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEP 30, 2006

Stated in US Dollars

Prepared by Management

Service Air Group, Inc. (Development Stage Company)	Statement 1
Interim Balance Sheet
Prepared by management
US Funds

ASSETS	Sep 2006	Dec, 2005
Current
Interest Receivable	$3,033	0
	0	0
Long – Term
Property and Equipment ( Note 4 )	$763	$984
Investments ( Note 7 )	219,400	0
	223,196	984

LIABILITIES
Current
Accounts Payable and Liabilities	$9,993	$0
	9,993	0

Long- Term
Due to SAG Canada	0	10,638
Due to Shareholder ( Note 6 )	51,221	15,250
	61,214	25,888

Stockholders’ Deficit ( Note 5 )
Preferred stock, $0.0001 par value, 20,000,000 shares
Issued and Outstanding are none
Common stock, $0.0001 par value, 100,000,000 shares
Issued and outstanding are 5,469,400 and
5,469,400 shares of common stock, respectively	547	525
Additional paid in capital	219,803	425
Deficit ( Statement 2)	(58,368)	(25,854)
	161,982	(24,904)

	$223,196	$984

ON BEHALF OF THE BOARD:

/s/ Mohammad Sultan	, Director

, Director

The accompanying notes are an integral part of these financial statements.

Service Air Group, Inc. (Development Stage Company)	Statement 2
Interim Statement of Loss
For the Nine Months Ended Sep 30,
Prepared by management
US Funds

	2006	2005	From Inception
Interest Revenue	$3,033		$3,033
Expenditures
Automotive	$15,432	$-	$20,249
Depreciation	221	-	395
Filing and listing fees	3,379	400	8,042
Legal and professional	16,516	-	32,716
	35,547	400	61,402
Net Loss for the period	$(32,514)	$(400)	$(58,368)
Net Loss per share – basic and diluted	(0.01)	(0.00)	(0.01)
Weighted average number of shares outstanding	5,372,400	5,250,000	5,372,400

Interim Statement of Deficit
For the Nine Months Ended Sep 30,
Prepared by management
US Funds

	2006	2005	From Inception
Deficit – Beginning of Period	$(25,854)	$(25,454)	$-
Net loss	(32,514)	(400)	(58,368)
Deficit – End of Period	$(58,368)	$(25,854)	$(58,368)

The accompanying notes are an integral part of these financial statements.

Service Air Group, Inc. (Development Stage Company)	Statement 3
Interim Statement of Stockholders’ Deficiency
Prepared by management
US Funds

	Common Stock Shares Amount		Additional Paid-in Capital	Accumulated Deficit	Total
Inception, March 30, 2000	-	$-	$-	$-	$-
Stock issued for cash at $0.0001 per share	5,000,000	500	-	-	500
Stock issued for cash at $0.001 per share	250,000	25	225	-	250
Development stage net loss	-	-	-	(837)	(837)
Balance December 31, 2000	5,250,000	$525	$225	$(837)	$(87)
Capital contributed by shareholders	-	$-	$124	$-	$124
Development stage net loss	-	-	-	(926)	(926)
Balance December 31, 2001	5,250,000	$525	$349	$(1,763)	$(889)
Capital contributed by shareholders	-	$-	$76	$-	$76
Development stage net loss	-	-	-	(1,112)	(1,112)
Balance December 31, 2002	5,250,000	$525	$425	$(2,875)	$(1,925)
Development stage net loss	-	-	-	(1,525)	(1,525)
Balance December 31, 2003	5,250,000	$525	$425	$(4,400)	$(3,450)
Development stage net loss	-	-	-	(7,556)	(7,556)
Balance December 31, 2004	5,250,000	$525	$425	$(11,956)	$(11,006)
Development stage net loss	-	-	-	(13,898)	(13,898)
Balance December 31, 2005	5,250,000	$525	$425	$(25,854)	$(24,904)
Stock issued for cash at $ 1.00 Per share	219,400	22	219,378		219,400
Development stage net loss				(32,514)	(32,514)
Balance Sep 30, 2006	5,469,400	$547	$219,803	$(58,368)	$161,982

The accompanying notes are an integral part of these financial statements.

Service Air Group, Inc. (Development Stage Company)	Statement 4
Interim Statement of Cash Flows
For the Nine Months Ended Sep 30, 2006
Prepared by management
US Funds

	2006	2005	Inception to 2005
Cash flows from operating activities
Net loss for the period	$(32,514)	$(400)	$(25,855)
Depreciation and Amortization	221		-
Changes in working capital	6,960	-	3,451
	(25,333)	(400)	(22,404)

Cash flows from financing activities
Proceeds from sale of Common stock	$-	$-	$750
Shareholder capital contribution	-	-	200
Advances from related party	25,333	400	22,438

Cash flows from investing activities
Purchase of Equipment			(984)
Investments	-	-	-
Increase (Decrease) in Cash	-	-	-
Cash position – Beginning of period	-	-	-
Cash position – End of Period	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

Service Air Group, Inc. (Development Stage Company)
Notes to Interim Financial Statements
For the Nine Months Ended Sep 30, 2006
Prepared by management
US Funds

1.	Organization and Going Concern

Service Air Group, Inc. (“the Company”) was incorporated on June 30, 2000 in the State of New Jersey. The Company was incorporated under the name of Segway V Corp and on January 27, 2004 the Company changed its name to Service Air Group, Inc. The Company’s fiscal year end is December 31 with its initial period being from June 30, 2000 to December 31, 2000.

The Company is considered to be in the initial development stage and has incurred losses since inception. To date the Company has had no business operations and was organized for the purpose of creating a corporate vehicle to locate and acquire an operating business.

These financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business for the foreseeable future. As at Sep 30, 2006, , the Company has a loss from operations of $32,514, an accumulated deficit of $58,368 and a working capital deficiency of $6,960. The Company intends to fund operations through equity financing agreements, which may be insufficient to fund its capital expenditures, working capital and other cash requirements for the next twelve months.

Thereafter, the Company will be required to seek additional funds, either through debt and/or equity financing, to finance its long-term operations. The successful outcome of future activities cannot be determined at this time, and there has been no assurance that, if achieved, the Company will have sufficient funds to execute its intended business plan or generate positive operating results.

These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2.	Significant Accounting Policies

a)	Basis of Presentation

These financial statements are presented in United States dollars and have been prepared in accordance with United States generally accepted accounting principles.

b)	Foreign Currency Translation

The Company’s functional and reporting currency is the U.S. dollar. All transactions initiated in other currencies are re-measured into the functional currency as follows:

i)	Monetary assets and liabilities at the rate of exchange in effect at the balance sheet date,
ii)	Non-monetary assets and liabilities, and equity at historical rates, and
iii)	Revenue and expense items at the average rate of exchange prevailing during the period.

Gains and losses on re-measurement are included in determining net income for the period

Service Air Group, Inc. (Development Stage Company)
Notes to Interim Financial Statements
For the Nine Months Ended Sep 30, 2006
Prepared by management
US Funds

2.	Significant Accounting Policies - Continued

c)	Use of Estimates and Assumptions

Preparation of the Company’s financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

d)	Cash and Cash Equivalent

The Company considers all liquid investments, with an original maturity of 90 days or less when purchased, to be cash equivalents.

e)	Property and equipment

Property and equipment are stated at cost. Depreciation is computed using the declining balance method over the estimated useful lives of the assets. Expenditures for repairs and maintenance are charged to expense as incurred, as are any items purchased which are below the Company’s capitalization threshold of $1,000.

For assets sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any related gain or loss is reflected in income for the period.

f)	Capital Stock

Capital stock issued for non-monetary consideration is recorded at an amount based on fair market value as determined by the board of directors.

g)	Loss per Share

Basic loss per share is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding during the year. The computation of diluted earnings per share assumes the conversion, exercise or contingent issuance of securities only when such conversion, exercise or issuance would have a dilutive effect on earnings per share.

3.	Financial Instruments

The carrying values of the Company’s financial instruments consisting of investments, due to shareholders are amounts materially approximate their respective fair values at each balance sheet date due to the immediate or short-term maturity of these instruments.

Service Air Group, Inc. (Development Stage Company)
Notes to Interim Financial Statements
For the Nine Months Ended Sep 30, 2006
Prepared by management
US Funds

5.	Equipment

	Sep 30, 2006			December 31, 2005
	Cost	Accumulated Depreciation	Net	Cost	Accumulated Depreciation	Net
Computer Equipment	$1,158	$395	$763	$1,158	$174	$984

5.	Capital Stock

a)	The Company’s capitalization is 100,000,000 shares of common stock with a par value of $0.0001 per share and 20,000,000 shares of preferred stock with a par value of $0.0001 per share.

b)	The Company has 5,469,400 common shares issued and outstanding.

c)	The Company has not granted any stock options and has not recorded any stock-based compensation.

6.	Related Party Transactions

As of Sep 30, 2006 , the Company had an amount owing to a shareholder in the amount of $51,221 (Dec 31, 2006 - $25,888). The shareholder has agreed to defer payment indefinitely and there are no interest terms.

The above transactions, occurring in the normal course of operations, are measured at the exchange amount, which is the amount or consideration established and agreed to by the related parties.

7.	Investments

As of Sep 30, 2006 , the Company had advanced Service Air Group – Canada an amount of $219,400. The terms and conditions on this loan are interest at the rate of 6% annually, payable quarterly ( interest only ) and full principal repayment in 10 years.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURES

On March 31, 2006, the board of directors appointed the firm of Staley, Okada & Partners (Chartered Accountants) to be our certifying accountants for the fiscal year ending 2003, 2004 and 2005.

The reports of Staley, Okada & Partners for the fiscal years ended Dec 31, 2005, 2004 and 2003 did not contain any adverse opinion or disclaimer of opinion. During such fiscal years, and subsequent interim periods through the date of this prospectus, there were no disagreements between us and Staley, Okada & Partners on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved, would have caused the auditors to include in their report a reference to the subject matter of such disagreement. The aforementioned does not apply to the 10-QSB’s filed during the 2006 fiscal year.

AVAILABLE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933 covering the shares of our common stock offered by this prospectus. This prospectus is filed as a part of that registration statement and does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of our contracts, agreements or documents. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving SAG, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials.

You may inspect the registration statement and exhibits and schedules filed with the SEC at its principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the SEC via the Internet. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy statements and information regarding companies that file electronically with the SEC. Our registration statement and the referenced exhibits can also be found on this site.

FORWARD-LOOKING STATEMENTS

In order to help you understand our business, we have at times used forward-looking statements in this prospectus. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, the ability of our products to gain market acceptance, stability of the regulatory environment, our ability to establish and sustain beneficial relationships with sales reps and provider organizations, and others. Some of these forward-looking statements can be identified by the use of forward-looking terminology including “believes,” “expects,” “may,” “will,” “should,” or “anticipates,” or their negative forms, or other variations on them, or by their proximity to discussions of strategies that involve risks and uncertainties. When reading these forward-looking statements, you should recognize that they:

•	Discuss our future expectations, which may or may not come to pass;

•	Imply projections of our future operating results or financial condition that could vary;

•	State other forward-looking information.

We think discussing our future expectations can be valuable to you; however, you should consider the prospect of events occurring in the future over which we have no control, and the possibility of conditions arising that we could not accurately predict.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24 – Indemnification of Directors and Officers.

Our Articles of Incorporation contain provisions that limit the liability of directors in certain instances. As permitted by the New Jersey General Corporation Law, directors will not be liable to us for monetary damages arising from a breach of their fiduciary duty as directors. Such limitation does not affect liability for any breach of a director’s duty to us or our stockholders that involve (i) intentional misconduct, fraud or a knowing violation of law or (ii) for the payment of dividends in violation of New Jersey General Corporate Laws.

Item 25 – Other Expenses of Issuance and Distribution (this needs to be changed to $50,000)

The following table sets forth the approximate amount of expenses we incurred in connection with this offering. Underwriting fees or discounts, commissions, or other costs of transacting sales of the shares will be borne by the selling shareholders.

SEC registration fee	$3,500
Printing	1,500
Legal & Professional	35,000
Other contingent costs	10,000
Total	$50,000

Item 26 – Recent Sales of Unregistered Securities

The following securities were sold by our officers without the use of an underwriter. In effecting the sales, we relied on the exemption authority provided by Section 4(2) of the Securities Act of 1933, as amended, relating to sales not involving any public offering, and/or on Regulation D. We believe that all such sales were made by our executive officers in private, negotiated transactions without any advertising, public announcements or general solicitation. The purchasers of the shares represented themselves in writing to be, and we believe them to be, members of one or more of the following classes:

a.	Officers, directors, promoters or control persons of the issuer; or

b.	Individuals or entities who are accredited investors as defined in Rule 501 of Regulation D under the Securities Act of 1933; or

c.	Individuals who:

i.	Are knowledgeable and sophisticated in investment matters;
ii.	Are able to assess the risks of an investment such as in our securities;
iii.	Are financially able to bear the risk of a loss of their entire investment; and
iv.	Have access to pertinent information regarding the issuer and its operations.

The shares are subject to the resale provisions of Rule 144 and may not be sold or transferred without registration except in accordance with Rule 144. Certificates representing the securities bear a legend to that effect.

The recent sale of the 4,143,000 restricted common shares was conducted since our last filing of 10-QSB for the period ended September 30, 2006, under the above described exemption from registration.

Employee Stock Benefit Plan - At present, we have no employee stock benefit plan. We intend to adopt a plan in the future.

Item 27 – Exhibits

The following exhibits are filed with this registration statement:

Exhibit No.	Description

5.1	Opinion re: Legality
23.1	Consent of Staley, Okada & Partners, CA
23.2	Consent of Isaac B. Morley, Esq. (included in Exhibit 5.1)

Item 28 – Undertakings

(a) The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with Section 13 or 15(d) of the Exchange Act, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SERVICE AIR GROUP, INC.

Dated: January 10, 2007	/s/ Mohammad Sultan
President, Chief Executive Officer, Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Isaac B. Morley and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

/s/ Mohammad Sultan	President, Chief Executive	January 10, 2007
Officer, Director

/s/ Karl Dhillon	Chief Financial Officer	January 10, 2007